Exhibit 10.1
[Jazz Pharmaceuticals Letterhead]
April 25, 2020
Kim Sablich
[address on file]
Re: Offer of employment with Jazz Pharmaceuticals
Dear Kim,
As discussed, I am very pleased to invite you to join Jazz Pharmaceuticals. This letter sets out the terms of your employment with Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals” or the “Company”).
1.Position, Duties and Responsibilities. Your initial assignment will be as Executive Vice President, General Manager North America (EVP, GM North America), reporting to me. This offer is for a full time position, based in Jazz Pharmaceuticals’ offices in Palo Alto, California. In this position, you will be a member of the Executive Committee. This position will require domestic and international business travel from time to time. As part of your employment relationship, you agree to comply with Jazz Pharmaceuticals’ policies and procedures in effect from time to time during your employment.
2.Base Salary, Annual Bonus, Signing Bonus. Your initial annual base salary rate will be $550,000, less all applicable deductions and withholdings and payable in accordance with Jazz Pharmaceuticals’ customary payroll practices. As an exempt employee, you will be paid on a salaried basis and you will be expected to work the number of hours required to do your job well and you are not eligible for overtime compensation. Salary is subject to periodic review and adjustment by Jazz Pharmaceuticals, in accordance with its normal practices; we have a Company- wide performance review process that takes place early in each calendar year.
You will be eligible for consideration of an annual bonus, and in this position, your annual target bonus will be 55%. The amount of your bonus will be based on the Company’s level of achievement of its annual objectives, and on your level of achievement of your objectives. Bonuses are not guaranteed, and whether there will be a bonus in any year, and the amount of any bonus, is within the discretion of the Board of Directors of Jazz Pharmaceuticals plc. Your bonus for 2020 will be prorated due to your partial year of employment.
In addition, Jazz Pharmaceuticals will pay you a signing bonus in the total amount of $300,000, less all applicable deductions and withholdings, paid to you in two equal installments. The first payment of $150,000 is payable on the first regular pay date occurring 30 days after your employment start date, and the second payment of $150,000 is payable on the first regular pay date occurring six (6) months after your employment start date, subject to your continued employment in good standing with Jazz Pharmaceuticals through each applicable date. You will be required to repay the signing bonus in full if you resign from your employment with Jazz Pharmaceuticals

April 25, 2020
Kim Sablich
within one year of your employment start date; in such case, you will be expected to repay the full amount of the signing bonus on your last day of employment or within 30 days thereafter.
3.Employee Benefits. You generally will be eligible to participate in all employee benefits which are extended to other similarly-situated employees at Jazz Pharmaceuticals, including medical and dental benefits, life insurance and other benefits offered to regular employees, subject to the terms and conditions of the benefit plans. You will be eligible for paid time off and holidays in accordance with Jazz Pharmaceuticals’ policies, and you will be a participant in the Jazz Pharmaceuticals Amended and Restated Executive Change in Control and Severance Benefit Plan.
4.Equity Awards. Your offer includes a grant of options to purchase 42,000 Jazz Pharmaceuticals plc ordinary shares and a grant of 16,800 restricted stock units (“RSUs”) giving you a right to receive Jazz Pharmaceuticals plc ordinary shares at a future date, subject to approval by the Compensation Committee, the terms and conditions of the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan, and the terms and conditions of the applicable award agreements, which will be provided to you as soon as practicable after the grant date. Subject to your continued employment on each vesting date, the options will vest 1/4th on the first annual anniversary of your start date and 1/48th of the total granted per month thereafter, and the RSUs will vest 1/4th annually over four years. The options will have an exercise price that equals the fair market value of Jazz Pharmaceuticals plc ordinary shares on the date of grant. The RSUs will have no exercise price. The options and RSUs will be granted on the second trading day following the filing date of the Company’s next quarterly or annual report filed with the U.S. Securities and Exchange Commission following your start date in accordance with the Company’s Equity Incentive Grant Policy.
5.Confidential Information and Inventions Agreement, Outside Employment. To enable Jazz Pharmaceuticals to safeguard its proprietary and confidential information, it is a condition of employment that you sign and comply with Jazz Pharmaceuticals’ standard form of “Employee Confidential Information and Inventions Agreement.” We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that Jazz Pharmaceuticals does not want to receive the confidential or proprietary information of others, and does not want you to use such information in the course of your employment with us, and Jazz Pharmaceuticals will support you in respecting your lawful obligations to prior employers. By accepting this offer, you are representing to Jazz Pharmaceuticals that your performance of your duties will not violate any agreements you may have with, or trade secrets of, any third parties. You agree that, during your employment with Jazz Pharmaceuticals, you will not engage in any business activity that competes with Jazz Pharmaceuticals, and you will notify your manager if you are considering accepting outside work, including self-employment, consulting arrangements, or any roles on any corporate Boards of Directors.
6.Code of Conduct. Jazz Pharmaceuticals is committed to integrity and the pursuit of excellence in all we do. We fulfill these commitments while upholding a high level of ethical conduct. The Code of Conduct is one element of Jazz Pharmaceuticals’ efforts to ensure lawful and ethical conduct by the Company and its subsidiaries and their employees, officers and directors. It is a condition of employment that you read, agree to and sign Jazz Pharmaceuticals’ Code of Conduct in the first week of employment. If you have questions about the Code of

April 25, 2020
Kim Sablich
Conduct, please let Human Resources know and we will ensure that you receive answers to your inquiries as quickly as possible.
7.At-Will Employment Status. Should you decide to accept our offer, you will be an “at-will” employee of Jazz Pharmaceuticals. This means that either you or Jazz Pharmaceuticals may terminate the employment relationship at any time, with or without cause, and with or without advance notice. Due to your at-will employment status, Jazz Pharmaceuticals also retains the discretion to modify the terms and conditions of your employment, including but not limited to your salary, incentive compensation and benefits, as well as your job title, location, duties, responsibilities, assignments and reporting relationships. Participation in any benefit, compensation or bonus program does not change the nature of the employment relationship, which remains “at-will”. Your at-will employment status can only be changed in a writing signed by you and the Chief Executive Officer of Jazz Pharmaceuticals.
8.Authorization To Work. Federal government regulations require that all employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. Your employment is contingent on your ability to prove your identity and authorization to work in the United States, and your compliance with the government’s employment verification requirements.
9.Offer Contingencies. This offer is contingent upon satisfactory completion (as determined by the Company) of your background and reference checks, including but not limited to verification of previous employment record, academic achievement and criminal background. Accordingly, we strongly suggest that you not resign from your current employment or make any other arrangements that you would not otherwise make until we advise you that the background and reference checks have been completed to our satisfaction.
10.Complete Offer and Agreement. This letter, including the Employee Confidential Information and Inventions Agreement referenced herein, contains our complete understanding and agreement regarding the terms of your employment with Jazz Pharmaceuticals, and it is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. There are no other, different or prior agreements or understandings on this or related subjects.
11.Start Date, Acceptance of Offer. Your start date will be mutually agreed between you and Jazz Pharmaceuticals. To accept our offer of employment, please sign the enclosed copy of this letter in the space indicated below, and then return the completed letter to me by the close of business on Friday, May 1, 2020. If we do not receive the fully signed letter back from you by this date, this offer of employment will terminate.

April 25, 2020
Kim Sablich
Kim, we are impressed by your accomplishments and potential, and we are enthusiastic at the prospect of you joining us. I look forward to your early acceptance of this offer, and to your contributions to the growth and success of Jazz Pharmaceuticals.
If you have any questions about this letter, please let me know or feel free to contact Heidi Manna, our Chief Human Resources Officer.

Sincerely,
/s/ Dan Swisher
Daniel Swisher
President & Chief Operating Officer

ACCEPTANCE OF EMPLOYMENT OFFER:
I hereby accept the offer of employment by Jazz Pharmaceuticals on the terms set forth in this letter:
/s/ Kim Sablich
Kim Sablich
Date:	02-May-2020